Exhibit 99.1

In connection with the filing by Massimo Group of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Massimo Group in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing under this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Dr. Yunhao Chen
Name:	Dr. Yunhao Chen